Via Facsimile and U.S. Mail
Mail Stop 6010



October 11, 2005


Mr. Lawrence Stumbaugh
Director, Chief Executive Officer and President
AssuranceAmerica Corporation
5500 Interstate North Pkwy., Suite 600
Atlanta, Georgia   30328

      Re:	AssuranceAmerica Corporation
		Form 10-KSB for Fiscal Year Ended December 31, 2004
		Filed May 3, 2005
      File No. 000-06334


Dear Mr. Stumbaugh:

      We have completed our review of your Form 10-KSB and have no further comments at this time.


								Sincerely,



								Jim Atkinson
								Accounting Branch Chief

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